EXHIBIT 10.51

STOCK PURCHASE AGREEMENT

BY AND AMONG

ROBERT W. SABES

AND

VCG HOLDING CORP.,

A COLORADO CORPORATION

EXHIBIT AND SCHEDULE INDEX

EXHIBIT	INSTRUMENT	PAGE
1.3	Assignment Separate From Certificate/Seller	27
1.4	Section 1362(e)(3) Election Consent	28
6.1	Seller Restrictive Covenant Agreement	29

SCHEDULES	DESCRIPTION
3.4	Exceptions to Absence of Equity Investments	i
3.5.1	Additional Liabilities to Financial Statements	ii
3.6	Sales Tax Return 2006	iii
3.7	Fixed Assets of $2,500 or more	iv
3.8	Indebtedness	v
3.9	Prepaids and Inventory	vi
3.10	No Violation of Other Agreements	vii
3.11	Absence of Changes	viii
3.12	Litigation	ix
3.13	How Corporation Conducts Business	x
3.14	Contracts	xi
3.15.1	Trademarks	xii
3.15.2	Owned Software	xiii
3.16	Labor Matters	xiv
3.17	Benefit Plans	xv
3.19	Insurance	xvi
3.20	Related Party Relationships	xvii
3.22	Format of Exhibits	xviii

Ex-1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made this      day of April, 2007, by and between Robert W. Sabes, a Florida resident (“Seller”) and VCG Holding Corp., a Colorado corporation, (“Purchaser”).

RECITALS:

A.	Robert W. Sabes (the “Seller”) is the owner of the 500 shares of Classic Affairs, Inc., a Minnesota corporation (the “Corporation”), represented by Share Certificate Number 1, which represents one hundred percent (100%) of the issued and outstanding capital stock (the “Stock”) of the Corporation.

B.	The principal business of the Corporation is operation of an adult entertainment restaurant and bar known as “Schieks Palace Royale” (the “Business”) at 115 South 4th Street, Minneapolis, Minnesota (the “Premises”).

C.	Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, Stock of Seller pursuant to the terms and conditions of this Agreement.

D.	An affiliate of Seller, JFS Desert Fountain Properties, LLC, a Minnesota limited liability company, (“LLC” or “Landlord”) owns the Premises and has leased such Premises to the Corporation under that certain lease dated September 22, 1998, as amended and extended (“Real Estate and Equipment Lease” or “Lease”).

E.	In order to purchase the Stock, Purchaser must be qualified to be granted a Class A Liquor License With Sunday Sales (“Liquor License”) by the Minneapolis City Council, Minneapolis, Minnesota (the “Minneapolis City Council”) and the change in control must be approved by the Minneapolis City Council, as new sole shareholder of the Corporation (“License Approval”).

F.	Landlord and Purchaser have entered into that certain Real Estate Purchase Agreement of even date herewith (the “REPA”), under which Landlord will sell and Purchaser will purchase the Premises.

AGREEMENT

In consideration of the foregoing, and the mutual covenants and agreements contained herein, Seller and Purchaser stipulate to the accuracy of the foregoing Recitals and incorporate them into the body of this Agreement by reference, and otherwise agree as follows:

1.	TERMS OF SALE

1.1	Sale of Stock to Purchaser. Upon and subject to the contingencies set forth in Sections 7 and 8 hereafter, Seller hereby agrees to sell and the Purchaser hereby agrees to purchase the Stock owned by Seller for the purchase price and other consideration set forth within this Agreement.

1.2	Earnest Money. The Earnest Money is $50,000, receipt of which is hereby acknowledged by Seller, pursuant to the terms of that certain Letter of Intent between Seller, LLC and Purchaser dated January 3, 2007 (the “LOI”). The Earnest Money shall be applied to the purchase price upon the closing of the sale and purchase of the Stock and is subject to partial or full forfeiture under Article 10 and the LOI if the purchase and sale of the Stock does not close.

1.3	Assignment Separate from Certificate. Purchaser’s acquisition of the Stock shall be evidenced by an Assignment Separate from Certificate, from Seller to Purchaser (“Assignment Separate from Certificate/Seller”), in substantially the form of Exhibit 1.3 to this Agreement.

1.4	1362(e)(3) Election. Seller and Purchaser agree to elect to apply the specific accounting rules allowed under IRC Section 1362(e)(3), by allowing the Seller to close the tax year and the books and records of the Corporation as of the day before the Closing Date (hereafter defined), and attach the Election Consent under Section 1362(e)(3), as evidenced by Exhibit 1.4 attached hereto and made a part hereof. Exhibit 1.4 shall be attached to each of the tax returns of the Corporation for tax-year 2007, and the Purchaser shall cause the Corporation to provide evidence of such attachment and filings in accordance with the Internal Revenue Code of 1986, as amended. Purchaser shall cause the Corporation to provide access to Seller and Seller’s representatives to the books and records of the Corporation necessary to effectuate such election, to prepare the income tax return for the “S Short Year” (as defined in IRC section 1362(e)) and allow the defense of any audit related to any pass through income, deduction, credit or loss to Seller.

2.	PURCHASE PRICE; CLOSING

2.1	Purchase Price. The Purchase Price being paid by Purchaser to Seller is Seven Million and No/100ths Dollars ($7,000,000.00). The Purchase Price shall be payable as follows:

2.1.1	Purchaser shall be credited $50,000 for the amount of earnest money held by Seller; and

2.1.2	Six Million Nine Hundred Fifty Thousand and No/100ths Dollars ($6,950,000.00) plus any amounts due Seller pursuant to Section 2.4 by wire transfer or certified check at Closing (hereinafter defined).

2.2	Seller Restrictive Covenant Agreement. The payment of one thousand and No/100ths Dollars ($1,000.00) at Closing to Seller by Purchaser is consideration for the Seller Restrictive Covenant Agreement in favor of Purchaser in the form of Exhibit 6.1 attached hereto and incorporated herein by reference.

2.3	Closing. The purchase and sale (“Closing”) provided for in this Agreement will take place in the offices of Moss & Barnett, a professional association, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m. (local time) on a date that is within five business days following the approval by the Minneapolis City Council of the transfer the Stock from Seller to Purchaser and signature of such approval by the Mayor of the City of Minneapolis and publication required by Minneapolis ordinance of such approval by the Mayor of the City of Minneapolis, and publication required by Minneapolis ordinance or at such other time and place or at such other time and place as Seller and Purchaser may agree. The date of which the Closing occurs is referred to in this Agreement as the “Closing Date,” and the Closing shall be deemed to have occurred as of 11:59 p.m. On the Closing Date. However, if the approval process referenced in this Section 2.3 is not completed on or before July 1, 2007, Seller may terminate this Agreement by providing written notice to the Purchaser. In such event, Purchaser may extend Closing Date for an additional 30 days upon payment of any additional $10,000, which amount shall be nonrefundable and which shall not be considered an amount in escrow or an addition to the Purchase Price.

2.4	Incidentals Relating to Closing. On the Closing Date, Seller will cause the Corporation to have on Premises (in any safe, safety deposit box and/or in the on-site ATM) the sum of $30,000 and approximately one week’s inventory of supplies, liquor, boutique and the like. Any accounts receivable, prepaid expenses, the ATM deposits plus accrued interest in beer vendor deposits on the Closing Date, less any expenses incurred by the Corporation through the Closing Date, will be paid to Seller by the Corporation and Purchaser covenants to cause such payment to Seller or directly to vendor, if such payment is to be made subsequent to the Closing Date. Seller and Purchaser agree to execute and deliver a signed and dated Memorandum reflecting any such payments or amounts noted in this Section 2.4 and the payments shall deem to be additions to or deductions from the Purchase Price. Seller or Seller’s representatives shall have full access to the books and records of the Corporation subsequent to the Closing Date in order to determine or verify the amounts required to be paid under this Section 2.4.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, without investigation, represents and warrants to Purchaser as follows:

3.1	Organization, Standing and Foreign Qualification.

3.1.1	The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

3.1.2	The Corporation is not qualified and/or licensed to transact business as a foreign corporation in any jurisdiction and the character of the property owned or leased by the Corporation and the nature of the business conducted by it do not require such qualification and/or licensing in any jurisdiction other than Minnesota, where the failure to be so qualified and/or licensed would have an adverse effect on the financial condition or operations of the Corporation.

3.2	Authority and Status. Seller has the capacity and authority to execute and deliver this Agreement, to perform and consummate the transactions contemplated hereby without the necessity of any act or consent of any other person. This Agreement and each and every agreement, document, exhibit, and instrument to be executed, delivered and performed by Seller in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

3.3	Capitalization. The entire authorized capital stock of the Corporation consists of One Million (1,000,000) shares of common stock, ten cents ($.10) par value per share, of which five hundred (500) are issued and outstanding. No shares are held in treasury and the Corporation has no other shares of capital stock issued or outstanding. All of the issued and outstanding shares of common stock of the Corporation have been validly issued and are fully paid and nonassessable, and are owned by the Seller, free and clear of all liens, claims, charges and encumbrances of any nature. The authorization of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in any of the shares of the Corporation. There are no outstanding options, warrants, calls, commitments or plans by the Corporation to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Corporation.

3.4	Absence of Equity Investments. The Corporation does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. Except as described in Schedule 3.4 hereto, the Seller does not own, directly or indirectly, of record or beneficially, any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter-market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Corporation.

3.5	Financial Statements, Liabilities and Obligations of the Corporation.

3.5.1	Purchaser has been provided with complete copies of the Corporation’s unaudited financial Statements as of 2005 and 2006, (herein respectively referred to as the “2005 Financial Statements and 2006 Financial Statements”). Purchaser has also received copies of the unaudited balance sheet as of January 31, 2007, and the related unaudited statement of income for the period then ended (the “Interim Financial Statements”). All such financial statements have been prepared from, and are in complete accordance with, the books and records of the Corporation, are, to Seller’s knowledge, true and complete statements of the financial position of the Corporation as of their respective dates, (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal year end audit adjustments, which individually and in the aggregate, will not deviate materially from the Interim Financial Statements), consistently applied, fairly present the results of operations of the Corporation as of the respective dates thereof and disclose all liabilities of the Corporation, whether absolute, contingent, accrued or otherwise, existing as of the respective dates thereof, unless additional liabilities are set forth on Schedule 3.5.1. Notwithstanding the foregoing, Purchaser is not relying on the 2005 and 2006, and Interim Financial Statements inasmuch as Purchaser has caused the 2005 and 2006 financial statements of the Corporation to be independently audited at the sole expense of the Purchaser and Purchaser has had on site the Manager of the Business as provided in Section 2.5.

3.5.2	To knowledge of Seller, the Corporation has no liability or obligation (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with past practices, consistently applied, (including, without limitation, any liability which might result from an audit of its tax returns by any appropriate authority), whereby such non-disclosure constitutes fraud, except for (a) the liabilities and obligations which are disclosed, or reserved against, in the Interim Financial Statements or Schedule 3.5.1, to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the Ordinary Course of Business since January 1, 2005 and which do not, either individually or in the aggregate, have an adverse effect on the Business of the Corporation.

3.5.3	Except as disclosed in the Interim Financial Statements or Schedule 3.5.1, the Corporation is not in default with respect to any liabilities or obligations, and all such liabilities or obligations shown or reflected in the Interim Financial Statements or Schedule 3.5.1 and such liabilities incurred or accrued subsequent to January 1, 2007 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the Ordinary Course of Business.

3.6

Tax Return. The Corporation has, as of the date hereof, and will have prior to Closing, timely and accurately filed all tax reporting required to be provided and filed by it prior to such dates and has timely paid, or will timely pay prior to Closing, all taxes shown on such reports as owed for the periods of such reports, withholding or other payroll related taxes shown on such reports. True and correct copies of the Minnesota sales and use tax return of the Corporation for 2006 are attached hereto as Schedule 3.6. The tax basis of all assets of the Corporation as reflected on its books and records is correct and accurate for use in tax periods ending after Closing, assuming that no change in applicable federal or state tax laws or generally accepted accounting principles occur subsequent to Closing. Except as described on Schedule 3.5.1, the Seller will not cause the Corporation to become, subject to any additional taxes, interest, penalties or other similar charges as a result of the failure to file timely or accurately, as required by applicable law, any such tax report or to pay timely any amount shown to be due thereon, including, without limitation, any such taxes, interest, penalties or charges resulting from the obtaining of an extension of time to file any return or to pay any tax. However, as set forth in Section 3.5.1, Purchaser has conducted its own independent audit of the 2005 and 2006 financial statements of the Corporation and is relying on the results of the certified audit as to the financial condition of the Corporation as at the dates of each calendar year end and not the financial statements provided by the Seller. Purchaser affirmed that it is not relying on the Interim Financial Statements. No assessments or notices of deficiency or other communications have been received by the Seller relating to the Corporation with respect to any tax return or report which has not been paid, discharged or fully reserved against in the Interim Financial Statements. No amendments or applications for refund have been filed or are planned with respect to the returns, except as identified in Schedule 3.6. There are no agreements between the Corporation and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return, and the Corporation has not filed any consent or election under the Code, other than such consents and elections, if any, reflected in the Corporation’s tax reports for its taxable years ending 2004, 2005 and 2006.

3.7	Ownership of Assets and Leases. The Corporation owns no real property. Schedule 3.7 attached contains a list of all fixed assets owned by the Corporation individually having a value of $2,500 or more, including, but not limited to, all leasehold improvements and all machinery and equipment, office furniture and equipment owned by the Corporation. The Corporation has good and marketable title to all of the assets shown on Schedule 3.7 subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance, charge or adverse claim whatsoever, except as shown on Schedule 3.7, and except for the pledge of certain assets of the Corporation to secure the payment and performance of the Real Estate and Equipment Lease. Except as shown on Schedule 3.7, none of the properties or assets used by the Corporation are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Schedule 3.7 includes a list of all leases of all land, buildings, machinery, and equipment on the books of, or used in connection with the operations of the Corporation of which the Corporation is a tenant or equipment lessee. None of the assets of the Corporation shown on Schedule 3.7 is leased by the Corporation to any other person or entity. Each of the equipment leases and agreements described in Schedule 3.7 is in full force and effect and constitutes a legal, valid and binding obligation of the Corporation and (to the knowledge of Seller) the other respective parties thereto, and is enforceable in accordance with its terms against the Corporation and neither the Corporation nor (to the knowledge of the Corporation), the other parties to such agreements is in default. To Seller’s knowledge, the machinery and equipment owned or leased by the Corporation are usable and operable in the Business of the Corporation as it is now being conducted. Except as set forth on Schedule 3.7, all Inventories owned by the Corporation consist only of items of a quality readily usable. The Corporation has not received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties; whether owned or leased, and there is no such violation or grounds therefor which could adversely affect the operation of the Business conducted by the Corporation. Except pursuant to this Agreement, neither the Corporation nor Seller is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of the Corporation or used in connection with the Business of the Corporation, except as set forth on Schedule 3.7.

3.8	Indebtedness of the Corporation. Attached hereto as Schedule 3.8 is a list of all instruments, agreements or arrangements pursuant to which the Corporation has borrowed any money, incurred any indebtedness or established any line of credit which represents a liability of the Corporation on the date hereof. The Corporation has performed all the obligations required to be performed by it to date pursuant to the obligations listed on Schedule 3.8 and the Corporation is not in default under any mortgage, indenture, note or other obligation for, or relating to, borrowed money to which the Corporation is a party, or to which any property or assets belonging to, or used by, the Corporation is subject, and there has not occurred any event which, but for the passage of time or giving of notice, or both, would constitute a default.

3.9

Prepaids and Inventory. Schedule 3.9 is a true and complete list of all of the cash, prepaid expense and Inventory of the Corporation as of January 1, 2007. Schedule 3.9 shall be updated and provided to Purchaser approximately ten days prior to the Closing Date up through the day prior to the Closing Date. All prepaids and Inventory from January 1, 2007 and the Closing Date will be properly recorded on the books of the Corporation in the Ordinary Course of Business. Subject to

Section 2.4, Purchaser acknowledges that Seller shall cause the Corporation to reduce the amount of cash or inventory to the extent it is possible to so do based on the then circumstances through the S-Distributions (hereinafter defined) by the Corporation to Seller prior to the Closing Date from available cash or in kind inventory. The prepaids shall be referred to as the “Receivables.”

3.10	Agreement Does Not Violate Other Instruments. Except as listed in Schedule 3.10, the execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Corporation or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which the Corporation is a party or is bound or by which the Corporation’s assets are affected. Except as listed or described on Schedule 3.10, no consent, approval or order of any governmental entity is required to be obtained or made by or with respect to the Corporation or Seller, or any assets, properties or operations of the Corporation, in connection with the execution and delivery by the Corporation of this Agreement or the consummation of the transactions contemplated hereby.

3.11	Absence of Changes. Since January 1, 2007, the Corporation has not, except as disclosed on Schedule 3.11:

3.11.1	Transferred, assigned, conveyed or liquidated into current assets any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the Ordinary Course of Business;

3.11.2	Suffered any material adverse change in its business, operations, or financial condition and Seller has not become aware of any event or state of facts which may result in a material adverse effect;

3.11.3	Suffered any material destruction, damage or loss, other than ordinary wear and tear, whether or not covered by insurance;

3.11.4	Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets;

3.11.5	Committed, suffered, permitted or incurred any default in any material liability or material obligation;

3.11.6	Made or agreed to any adverse change in the terms of any contract or instrument to which it is a party, which may result in a material adverse effect;

3.11.7	Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any material claim or right which it has against others;

3.11.8	Declared, promised or made any distribution or other payment to its shareholders (other than reasonable compensation for services actually rendered and S-Distributions) or issued any additional shares or rights, options or calls with respect to the Corporation’s shares, or redeemed, purchased or otherwise acquired any of the Corporation’s shares, or made any change whatsoever in the Corporation’s capital structure;

3.11.9	Paid, agreed to pay or incurred any new material obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, the Corporation’s directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

3.11.10	Incurred any other material liability or obligation or entered into any transaction other than in the Ordinary Course of Business; except the payment of any liabilities, fees, obligations, and expenses for the Corporation obligations which are charged to the Corporation prior to the Closing Date;

3.11.11	Received any notices, and Seller has no reason to believe, that any material supplier has taken or contemplates any steps which could disrupt any material business relationship of the Corporation with said supplier or could result in a material diminution in the value of the Corporation as a going concern; or

3.11.12	Paid, agreed to pay or incurred any obligation for any payment of any material indebtedness except current liabilities incurred, in the Ordinary Course of Business except as set forth in this Agreement or in any exhibit or schedule hereto, and except for payments as they become due pursuant to governing agreements disclosed hereunder.

3.12	Litigation. Except as otherwise set forth in Schedule 3.12 and continuing to the Closing Date, there is not presently and will not be, a suit, action, proceeding, claim or investigation and to knowledge of Seller pending, threatened against or materially affecting the Corporation. None of the items described in Schedule 3.12, in the Corporation’s opinion, based on the current state of its knowledge, singly or in the aggregate, if pursued and/or resulting in a judgment, would have a material adverse effect on the assets, business, goodwill or financial condition of the Corporation or the right of the Corporation to consummate the transactions contemplated hereby. Except as set forth in Schedule 3.12, to knowledge of Seller there are no facts and circumstances which may subject the Corporation to any a suit, action, proceeding, claim or investigation.

3.13	Licenses and Permits: Compliance With Law. The Corporation holds a Class A Liquor License With Sunday Sales and all other licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its Business under the licenses, certificates, permits, and franchises issued to the Corporation by the City of Minneapolis or other governmental units or subdivisions thereof, and the use of its assets where the failure to hold such licenses, certificates, permits, franchises, and rights would have an adverse effect on the financial condition or the Business operations of the Corporation. Except as noted in Schedule 3.13, the Corporation believes it is presently conducting its Business so as to comply in all respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority, based on the current business of the Corporation. Further, the Corporation is neither presently charged with, or under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its Business, properties or operations, except as set forth on Schedule 3.13. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by the Corporation, except the liquor license of the Corporation, and all such licenses (except the liquor license), certificates, permits, franchises and rights will inure to the benefit of Purchaser after the transactions contemplated by this Agreement. True and correct copies of such licenses, certificates and the like are attached hereto as Schedule 3.13.

3.14	Contracts, Etc. Schedule 3.14 consists of a true and complete list of all written contracts, agreements to which the Corporation is a party and other instruments and oral agreements requiring payments in excess of $5,000 in the aggregate or not terminable at will by the Corporation within thirty days without recourse. Except as set forth in any exhibits or schedules, including Schedule 3.14, the Corporation is not a party or subject to, whether oral or written, any of the following:

3.14.1	Any contracts, commitments or agreements, the consummation or performance of which would, either singly or in the aggregate, have material adverse effect upon its Business, operations or financial condition;

3.14.2	Any contract or commitment which is outside of the Ordinary course of Business or at a price or prices in excess of those otherwise available at the time such contract or commitment was entered into.

3.14.3	Any contract or commitment involving an obligation which cannot, or in reasonable probability will not, be performed or terminated within thirty (30) days from the dates as of which these representations are made;

3.14.4	Any lease, rental agreement or other contract or commitment materially affecting the ownership or leasing of, title to or use of any interest in real or personal property and any maintenance or service agreements relating to any real or personal property;

3.14.5	Any note receivable;

3.14.6	Any contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Corporation, except for any volume purchase discounts or incentives;

3.14.7	Any single contract or commitment, or sales or purchase order, which involves future payments, performance of services or delivery of goods and/or materials, to or by the Corporation with an amount or value in the aggregate in excess of $5,000 (other than trade accounts payable incurred in the Ordinary Course of Business with an amount or value of less than $5,000;

3.14.8	Any franchise agreement, marketing agreement or royalty agreement, and with respect to each such agreement;

3.14.9	Any material contract or agreement with a creditor not made in the Ordinary Course of Business;

3.14.10	Any employment contract or arrangement regarding employees or independent contractors which is not terminable by it within thirty (30) days without payment of any amount for any reason whatsoever, or for any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions except as disclosed in Section 3.14 or in Schedule 3.14, and in any other exhibit or schedule to this Agreement;

3.14.11	Any plan or other arrangement providing for life insurance, pensions, stock rights, distributions, options, deferred compensation, retirement payments, profit sharing, medical reimbursements or other benefits for officers or other employees or independent contractors;

3.14.12	Any contract, agreement, understanding or arrangement restricting the Corporation from carrying on its Business;

3.14.13	Any instrument or arrangement evidencing or related to any material indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease, purchase or otherwise;

3.14.14	Any contract with any labor organization;

3.14.15	Any policy of life, fire, liability, medical or other form of insurance, except for any renewal of existing insurance;

3.14.16	Any order or written approval of any federal, state or local regulatory agency required to conduct its Business, except the consent order of the Corporation with the Internal Revenue Service dated January 27, 1995, and with the Commissioner of Revenue with the State of Minnesota dated January 9, 1995, a copy of each has previously been provided to Buyer;

3.14.17	Any licensing, data processing, maintenance or other agreement relating to the licensing, installation, servicing or use of computer software;

3.14.18	Any contract or agreement with any contract programmer, independent contractor, nonemployee agent or other entities (other than an employee) which has or has contracted to perform computer programming services for the Corporation; or

3.14.19	Any contract or agreement, not of the type covered by any of the other items of this Section 3.14, which is not in the Ordinary Course of Business or which has an material adverse impact on the Business or assets of the Corporation.

All of the contracts, agreements, policies of insurance or instruments described in any exhibits or schedules in this Agreement, are valid and binding upon the Corporation and are in full force and effect and enforceable in accordance with their terms, and neither the Corporation nor (to the knowledge of Seller) any other party to any such contract, commitment or arrangement has breached any material provision of, or is in material default under, the terms thereof, and (to the knowledge of Seller) there are no existing facts or circumstances which would prevent the work in process of the Corporation or its contracts and agreements from maturing in due course into fully collectible accounts receivable.

3.15	Intellectual Property; Computer Software.

3.15.1	Schedule 3.15.1 sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor (collectively “Trademarks”), applicable to or used in the Business of the Corporation, together with a complete list of all licenses granted by or to the Corporation with respect to any of the above. Neither the Corporation nor Seller is currently in receipt of any notice of any violation of, and the Corporation is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. Any registration by Purchaser of a Trademark relating to the Corporation and/or its business shall be promptly assigned to Seller or Seller’s assignee in the event no Closing occurs of this Agreement. This Section 3.15.1 shall survive termination of this Agreement.

3.15.2

The Corporation has sole, full and clear title to that computer software described as “Owned Software” on Schedule 3.15.2 (the “Owned Software”), free of all claims, including claims or rights of employees, agents, consultants or other parties involved in the development or creation of such computer software. Except as set forth on Schedule 3.15.2, the Corporation has the right and license to use, sublicense, modify and copy that software described as “Licensed Software” on Schedule 3.15.2 (the “Licensed Software”) free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Schedule 3.15.2. Schedule 3.15.2 sets forth a list of all license fees, rents, royalties or other charges that the Corporation is required or obligated to pay with respect to Licensed Software. The Corporation is in substantial compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Schedule 3.15.2, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software and none of the Owned Software is dependent on any Licensed Software in order to freely operate in the manner in which it is intended. The Owned Software and Licensed Software constitute all software used in the business of the Corporation (the “Corporation Software”). To the Seller’s knowledge, the Corporation is not infringing any intellectual property rights of any other person or entity with respect to the Corporation Software, and no other person or entity is infringing any intellectual property rights of the Corporation in the Corporation Software.

3.16	Labor Matters. Except as set forth on Schedule 3.16, within the last thirty-six (36) months the Corporation has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called, to the knowledge of Seller, or threatened to be called against it. Except as set forth on Schedule 3.16, the Corporation is not aware of facts which would constitute a violation of any applicable federal or state law or regulation relating to labor, labor practices, or employment practices. There has not been, and to the knowledge of the Corporation there will not be, any adverse change in relations with employees and independent contractors of the Corporation as a result of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller makes no warranty whether or not all or any of the managers or other employees of the Corporation will remain as managers and/or employees or if he/she/they does or do, for how long.

3.17	Benefit Plans. Except as set forth in Section 3.14.12, and Schedule 3.17, there are no pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, accrued vacation, bonus or other incentive plans, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plans, any life insurance plans or any other employee benefit plan or fringe benefit plan, including, without limitation, any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) and any multi-employer plan within the meaning of Section 3(37) of ERISA, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by the Corporation or any current or former member of a commonly controlled group of trades or businesses (as defined in Section 4001(b) (1) of ERISA) including the Corporation for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Corporation and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Corporation are eligible to participate or under or in connection with which the Corporation has any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the “Benefit Plans”). Any of the Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “ERISA Plan.”

3.18	Reserved.

3.19	Insurance. Set forth in Schedule 3.19 is a complete list of insurance policies which the Corporation currently maintains with respect to its Business, properties or employees. Except as set forth in Schedule 3.19, such policies are in full force and effect and no event has occurred which would give any insurance carrier a right to terminate any such policy. Such policies, with respect to their amounts and types of coverage, may or may not be adequate, based on Purchaser’s evaluation of risk, to insure fully against risks to which the Corporation and its property and assets are exposed for covered risks. Schedule 3.19 includes a true and correct copy of the most recent Risk Detail Report issued with respect to certain of the policies listed on such Schedule 3.19. The Corporation does not believe any insurance owned or maintained by the Corporation is assignable or transferable to Purchaser.

3.20	Related Party Relationships. Except as set forth in Schedule 3.20, no shareholder nor any officer or director of the Corporation, possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Corporation (except as a stockholder holding less than a ten percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market). Notwithstanding the foregoing, a revocable trust for the benefit of Seller’s spouse is the sole member and Seller’s spouse is an officer of the LLC which owns the Premises.

3.21	Reserved.

3.22	Schedules The Schedules attached hereto are incorporated herein by reference as though fully set forth, shall be, to Seller’s knowledge, without investigation, true, correct and complete on the date same are provided to Purchaser and, except as set forth in Schedule 3.22 to be provided in one or more formats or amended formats from a period of time 10 days prior to the Closing Date through and including the Closing Date will, to Seller’s knowledge, without investigation, be true, correct and complete as of the Closing Date. All or part of any Schedule may be referenced as part of another Schedule to this Agreement. Any information furnished in any Schedule attached to this Agreement which also provides instruments, documents, information or disclosures with respect to another Schedule shall be deemed to have been provided in such other exhibit and/or schedule whether or not identified and referenced in such other Schedule. No schedule is false in any material manner.

3.23	Survival/Seller. The representations and warranties set forth in this Section 3, shall not survive Closing, unless fraud or intentional misrepresentation by Seller prior to Closing has prevented the discovery by Purchaser of an inaccuracy or breach.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1	Power and Authority. Purchaser has the full power and authority, corporate or otherwise, to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. The Purchaser has the full power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as reasonably expected to be conducted. The Purchaser is duly qualified to do business as a foreign corporation in all jurisdictions in which the failure to be so qualified would have a material adverse effect on the Purchaser’s properties or business as now conducted or as proposed to be conducted. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. All corporate action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, execution, delivery and the performance by the Purchaser of this Agreement, the agreements, instruments and certificates contemplated by this Agreement, the authorization (the “Transaction Documents”) and the performance of all of the Purchaser’s obligations in this Agreement ad the Transaction Documents has been taken.

4.2	Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its or their obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which Purchaser is a party, or is bound, or by which it or its assets are affected.

4.3	Due Diligence. Purchaser (i) has completed such due diligence as Purchaser deemed necessary and is fully informed as to the business affairs, condition of the Premises, business records, financial condition, and day to day activities of the Corporation, has made such examination of the Corporation’s business records as Purchaser has determined to be necessary, (ii) has been given the opportunity to ask such questions of and receive answers from the Corporation and Seller and the LLC, as Purchaser has desired concerning the physical condition of the Premises and financial affairs of the Corporation, (ii) requires no additional representations from the Seller and waives reliance on any representations and warranties, other than those set forth in writing in this Agreement. Any permitted additional due diligence and inspections by Purchaser shall be discreet and the purpose thereof shall be kept confidential from as many employees, vendors, independent contractors, and customers of the Corporation as is possible in the then circumstances with only such employees or independent contractors or vendors specifically authorized in writing by the Corporation having knowledge of the purpose of such inspections and due diligence.

4.4	Disclosures. Purchaser has satisfied itself as to the Contracts (including the contracts referenced in Section 3.14), and is aware of the discretion of the City of Minneapolis to approve or not approve the Purchaser as a transferee of Seller, and desires to enter into this Agreement with full knowledge of and notwithstanding the existence of, such matters.

4.5	Reserved.

4.6	Liquor License Process. The Purchaser covenants and warrants that at all times it will process its application for the transfer of the liquor license to it in a good faith and expeditious manner and shall provide the complete information as requested or required by the City of Minneapolis and political subdivisions thereof including, but not limited to, the Minneapolis Police Department, as quickly as it is possible to so do.

4.7	Certifications. All reports, certifications and other filings pursuant to the Securities Exchange Act of 1934; Rules 13a-15(e) and 15d-15(e), and Section 302 of the Sarbanes-Oxley Act of 2002 have been duly and timely filed with the Securities and Exchange Commission and with any exchange and state in which any certifications or filings are required to be filed, have been signed by the required officers of Purchaser, all such are true and correct, and will continue to be timely and truthfully filed as required at all times Purchaser remains liable to Seller under the Note, this Agreement and any of the Collateral Agreements in favor of Seller.

4.8	Survival/Purchaser. The warranties of Purchaser set forth in this Section 4 shall survive Closing.

5.	BROKER. Seller warrants and represents that he has not employed any broker, finder or agent, nor have any of them otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect to the transactions referred to herein. Purchaser warrants and represents that it has not employed any broker, finder or agent, nor have any of them otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect to the transactions referred to herein.

6.	COLLATERAL AGREEMENTS.

6.1	Restrictive Covenant Agreement of Seller. Seller shall enter into a restrictive covenant agreement not to compete with Purchaser’s Business, as currently conducted by Seller, within the cities of Minneapolis and St. Paul, all as set forth in Exhibit 6.1 (“Seller Restrictive Covenant Agreement”). Such Seller Restrictive Covenant Agreement shall include, among other terms, the provision that it shall become inoperative and void in the event of any breach of any material term, covenant, condition, warranty or representation by Purchaser of this Agreement or any of the Collateral documents which shall mean the documents referenced in this Agreement and in particular the documents referenced in this Section 6.

6.2	Reserved Place holder for Real Estate Issues.

6.3	Restrictive Covenants As to Purchaser and Employees of Purchaser. The Restrictive Covenants set forth in the Letter of Intent by and between Seller and Purchaser dated January 3, 2007, as set forth in Paragraphs 11, 12, 13 and 15 together with the remedies provided in Paragraph 14 thereof are ratified, adopted and affirmed by the Purchaser as terms and conditions of this Agreement which paragraphs aforereferenced are incorporated into this Agreement by reference as though fully set forth. For purposes of this Agreement, reference to the commencement date of the Restrictive Covenants shall be the date of execution and delivery of this Agreement rather than the date of the Letter of Intent. The Letter of Intent shall remain in full force and effect until the paragraphs referenced in this Section 6.8 from the Letter of Intent are superseded by a Restrictive Covenant Agreement by and between Seller and the Purchaser and Seller. This Section 6.8 shall survive the Closing of this Agreement.

(The documents referenced in Section 6 are collectively referred to as the “Collateral Agreements”).

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the reasonable satisfaction, on or before the Closing Date, of each and every one of the following conditions, unless waived, in whole or in part, by Purchaser, for purposes of consummating such transaction:

7.1	Representations True at Closing. The warranties and representations made by Seller to Purchaser in this Agreement, the Schedules hereto are incorporated herein by reference or any document or instrument delivered to Purchaser or their representatives hereunder shall be substantially true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

7.2	No Injunction, Etc. No action, proceeding, investigation, or regulation shall have been instituted, threatened or proposed before any court, governmental agency or administrative agency body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Business of the Corporation.

7.3	Consents, Approvals and Waivers. Purchaser receiving a true and correct copy of each consent, approval and waiver (a) referred to in this Agreement, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

7.4	Absence of Adverse Changes. Since January 1, 2007 the Corporation shall not have suffered any material, adverse change in its financial condition, Business, property or assets which adversely affects the conduct of its Business.

7.5	Restrictive Covenant Agreements; Seller; Consulting Agreement. The Seller executing the Restrictive Covenant Agreement.

7.6	Liquor License. Approval of the transfer of Stock of the Corporation contemplated by this Agreement by the City of Minneapolis and approval by the City of Minneapolis for Purchaser to own the issued and outstanding Stock of the Corporation as transferee of Seller.

7.7	Permits. Purchaser obtaining any necessary permits, certificates or other authorizations which may be needed in connection with operation of the Business.

7.8	Inspection Period. Purchaser acknowledges it had the opportunity to audit the financial records of the Corporation for calendar years 2005 and 2006 and the opportunity to complete due diligence with respect to the business and operation of the Corporation as well as the physical condition of the Premises. In the event any objection to either the financial records, business or operations of the Corporation or the physical condition of the Premises was provided to the Seller or the Landlord, respectively, in writing, if such objections were not reasonably cured by Landlord and Seller, respectively, prior to the Closing Date. Purchaser covenants and agrees to repair, replace or reimburse Seller and/or the LLC for any loss, damage or destruction arising by reason of Purchaser’s due diligence. This Section 7.9 shall survive Closing and/or termination of this Agreement.

7.10	Execution and Delivery of Instruments/Purchaser. All instruments or documents not specifically referenced in Section VII but referenced in other sections of this Agreement and/or are otherwise necessary or desirable in the opinion of Purchaser and/or Purchaser’s counsel with respect to establishing, creating and/or securing Purchaser’s rights under this Agreement have been executed and delivered by Seller and the Corporation.

8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER TO CLOSE

The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, unless waived, in whole or in part, by the Seller.

8.1	Representations True at Closing. The representations and warranties made by Purchaser in this Agreement or any document or instrument delivered to the Seller or his representatives hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

8.2	Covenants of Purchaser. Purchaser shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

8.3	No Injunction. Etc. No action, proceeding, investigation or regulation shall have been instituted, threatened or proposed before any court, governmental agency or legislative or administrative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of, the Business of the Corporation.

8.4	Liquor License. Approval of Purchaser as the new sole shareholder of the Corporation by the City of Minneapolis.

8.5	Non-Breach. Purchaser is not in breach or default of any covenant, warranty, representation, term or condition of this Agreement.

8.6	Purchaser. Purchaser has executed and delivered the REPA to Landlord, each and all of Purchaser’s and Landlord’s conditions precedent to the closing on the REPA shall have been met or waived in writing, and transactions contemplated by the REPA shall close contemporaneously herewith.

8.5	Reimbursement to Seller. Receipt of the monetary amounts referenced in Section 2.4 or an assurance in a form reasonably satisfactory to Seller that the amounts due pursuant to Section 2.4 will be paid by the Corporation to Seller immediately after the Closing Date.

8.13	Additional Agreements. To the extent an instrument or document is not above-referenced, Seller receiving the executed and delivered Collateral Agreements referenced in Section 6.

8.14	Non-Termination by Seller. Seller not having cancelled and terminated this Agreement pursuant to Sections 2.3 or 10.1.

8.15	Execution and Delivery of Instruments/Seller. All instruments or documents not specifically referenced in this Section 8 but otherwise referenced in other Sections of this Agreement, the Collateral Agreements and/or are otherwise necessary and desirable in the opinion of Seller and Seller’s counsel with respect to establishing, creating and/or securing Seller’s rights under this Agreement and the Collateral Agreements having been executed and delivered.

9.	TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

9.1	The Seller’s Performance. At the Closing, Seller shall deliver to Purchaser the following:

9.1.1	The certificate representing shares of the outstanding capital stock of the Corporation, duly endorsed Assignment Separate From Certificate for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and their counsel.

9.1.2	Copies of the consents and waivers as provided in this Agreement.

9.1.3	Certificate of Good Standing of the Corporation, as of the most recent practicable date, from the appropriate governmental authority of the state of its incorporation.

9.1.4	Resignations of Seller as a director and officer of the Corporation, effective after Closing this Agreement is completed.

9.1.5	Original minute book of the Corporation.

9.1.6	Evidence of the performance or, waiver by Purchaser, of all covenants and satisfaction of all conditions required of the Seller by this Agreement, at or prior to the Closing, as Purchaser or their counsel may reasonably require.

9.1.8	Certificate of Seller, in form and content reasonably acceptable to the Purchaser, that the representations and warranties of Seller in this Agreement to the Purchaser are true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, as qualified by Seller’s Schedules.

9.1.9	If not above-referenced in this Section 9.1, execution and delivery by Seller of the Collateral documents referenced in Section 8.

9.2	Performance by Purchaser. At the Closing, Purchaser shall deliver to Seller:

9.2.1	Evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as Seller or as its counsel may reasonably require.

9.2.2	If not otherwise referenced in Section 9.2, payment of the amounts and delivery of documents referred to in Sections 2 and 6.

9.2.3	Satisfactory evidences of the approvals, or waivers, described within this Agreement.

9.2.4	Certificate of Good Standing of Purchaser from the State of Colorado as of the most recent practicable date from the appropriate governmental authority.

9.2.5	Certified copies of resolutions of the Board of Directors of the Corporation effective after Closing, approving the transactions set forth in this Agreement as same relates to the Corporation.

9.2.6	Certificate of Incumbency of an officer of the Purchaser who is executing the Agreement in form reasonably acceptable to Seller, and the other documents contemplated hereunder.

9.2.7	Certified copies of resolutions of the Board of Directors of the Purchaser approving the transactions set forth in this Agreement.

9.2.8	Certificate of Purchaser, in form and content reasonably acceptable to Seller, that the representations and warranties of Purchaser in this Agreement to the Seller are true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

10.	DEFAULT

10.1	Default by Purchaser. If Purchaser is unable or fails to perform any of its obligations under this Agreement, or failed to disclosure material facts to Seller in the negotiation process or to the City of Minneapolis causing the City of Minneapolis not to accept Purchaser as the new, sole shareholder of the Corporation, or is in material breach of default of any warranty, representation, term or condition of this Agreement or has been placed on notice of any claimed default or breach, and/or is in breach or default or has been placed on notice of a material breach or default of a representation, warranty, term or condition and/or one of the Collateral Agreements, Seller shall have the following remedies:

10.1.1	Commence an action for specific performance, provided such action is commenced within six (6) months from either the termination of this Agreement by Purchaser, as the case may be, or failure of Purchaser to close on the Closing Date by reason of a breach or default by Purchaser of a representation, warranty, term or condition of this Agreement; In addition, the prevailing party shall be entitled an award costs and expenses incurred in enforcing or defending specific performance, including, without limitation, reasonable and necessary attorney’s fees; or

10.1.2	In the event Seller elects not to exercise the remedy available in Section 10.1, Seller may elect to terminate this Agreement. In such event, Seller is released from all obligations to sell the Stock to Purchaser and any and all liability arising by reason thereof and the Amended Real Estate Purchase Agreement shall become void and inoperable. In addition, Seller shall retain $50,000 of earnest money; provided however, if Purchaser’s inability to perform is caused by Purchaser’s failure to obtain the License Approval, then Seller shall retain $20,000 of the earnest money plus any additional amounts due Seller or the Corporation by reason of indemnification obligations.

10.1.3	As an alternate to Sections 10.1.1 and 10.1.2, Seller may seek from Purchaser any and all damages permitted by Minnesota law incurred by Seller by reason of such breach or default. Damages shall include, but not be limited to damages, lost profits, damages to the Business, damages to the Premises if required to be paid by the Corporation under the extant Lease, due diligence, lost profits, and out-of-pocket expenses of Seller, including, without limitation, attorney’s fees, escrow fees, accountant’s fees, fees incurred in negotiation and preparation for Closing, internal administrative fees and any other consulting fees incurred by Seller in preparing and negotiating this Agreement.

10.2	Seller’s Default. In the event Seller is unable or fails to perform any of its material obligations under this Agreement or is in material breach of any term or condition, warranty or representation set forth in this Agreement by Seller, Purchaser may:

10.2.1	Commence an action for specific performance against Seller, but any such action must be commenced within six (6) months from the date of Seller failing to close on the Closing Date or any extended Closing; In addition, the prevailing party shall be entitled an award costs and expenses incurred in enforcing or defending specific performance, including, without limitation, reasonable and necessary attorney’s fees; or

10.2.2	In the event Purchaser elects not to exercise the remedy provided in Section 10.2.1, Purchaser, as the case may be, may bring an action at law to recover Purchaser’s actual out-of-pocket costs for consultant fees and investigating the status of the condition of the Premises and Business (provided complete, legible copies of all such investigations, studies, and reports have been delivered to Seller) for any out-of-pocket expenses incurred in investigating the status of the Borrower and operations of the Corporation or physical condition of the Premises, and for out-of-pocket expenses for attorney’s fees, accountant’s fees, internal administrative fees, fees incurred in preparation for Closing, and any other consulting fees which may have been incurred by Purchaser in preparing and negotiating this Agreement and the Collateral Agreement; or

10.2.3	In the event Purchaser elects not to exercise the remedies provided in Sections 10.2.1 and 10.2.2, Purchaser may elect to terminate this Agreement and in such event, Seller shall be reimbursed the earnest money of $30,000 plus any accrued interest less any amounts otherwise due Seller by reason of the indemnification obligations. Purchaser shall have no additional obligation for the purchase of the Stock or any additional claims against the Seller by reason of Seller’s default if the remedy selected by Purchaser is pursuant to this Section 10.2.3.

10.3	Return of Documents. If this Agreement is canceled or terminated, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants that it will not disclose to any person or entity any confidential or proprietary information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder and copies of all reports, investigations, studies, surveys, appraisals of land or equipment, environmental site assessments (collectively, the “Reports”) under this Agreement shall be provided to Seller without cost but Seller shall not have the right to rely on any of such Reports.

11.	INDEMNIFICATION

11.1

Indemnification from the Seller to Purchaser. The Seller agrees to and shall indemnify, defend (with legal counsel reasonable acceptable to Purchaser), and hold Purchaser harmless, or any assignee of Purchaser at all times after the date of this Agreement, from and against and in respect of, any liability, claim, deficiency, loss, damage, or injury, and all reasonable costs and expenses (including reasonable and necessary attorneys’ fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from (i) any misrepresentation by, or breach of any covenant or warranty of, the Corporation (prior to Closing) or Seller contained in this Agreement, or any Schedule, certificate, or other instrument furnished or to be furnished by the Corporation, or Seller hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach; (ii) any nonfulfillment of any obligation on the part of the Seller under this Agreement, or from any material misrepresentation in or material omission from, any certificate or other instrument furnished or to be furnished to Purchaser hereunder; and (iii) any suit, action, proceeding, claim or investigation, pending or threatened against or affecting the Corporation which arises from any act which arose from, or which is based upon any matter or state of facts existing prior to Closing, whether or not accrued or reserved against in any Interim Financial Statement of the Corporation, except for any such matters resulting or substantially connected to the facts or circumstances disclosed in schedules to Article 3. To be indemnified under subparts (i) and (ii), Purchaser must provide notice of claim pursuant to section 11.3 before 5:00 pm (Minneapolis time) on the date of the first anniversary of the Closing Date (“Cutoff Date”); provided, however, the time to provide notice shall be extended to the 5:00 pm (Minneapolis time) on the date of the third anniversary of the Closing Date, if such misrepresentation, breach, nonfulfillment, material misrepresentation or material omission forming the basis of such claim could not have been discovered by Purchaser using reasonable diligence on or before Cutoff Date.

11.2	Indemnification From Purchaser to Seller. The Purchaser and the Corporation (subsequent to closing), jointly and severally shall indemnify, defend (with legal counsel reasonably acceptable to Seller), and hold the Seller harmless, at all times after the Closing Date from and against, and in respect of any liability, claim, deficiency, loss, damage, or injury, and all reasonable costs and expenses (including reasonable attorneys’ fees and costs of any suit related thereto) suffered or incurred by Seller, from (i) any misrepresentation by, or breach of any covenant or warranty of, the Purchaser contained in this Agreement, or any Exhibit, certificate, or other agreement or instrument furnished or to be furnished by the Purchaser, or any claim by a third party (regardless of whether the claimant is ultimately successful), which if true, would be such a misrepresentation or breach; (ii) any nonfulfillment of any agreement on the part of the Purchaser or the Corporation (subsequent to closing), or both, under this Agreement, any certificate or other agreement or instrument furnished or to be furnished to Seller hereunder; and (iii) any suit, action, proceeding, claim, or investigation, pending or threatened against, or affecting the Corporation or Seller, or both, subsequent to closing, which is an obligation of the Seller, which arises from, which arose from, or which is based upon, any matter or state of facts existing subsequent to Closing, except as otherwise required to be paid by Seller pursuant to Section 11.1, above, which is an obligation of the Seller.

11.3	Procedure for Indemnification. In the event a party intends to seek indemnification pursuant to the provisions of Sections 11.1 or 11.2 hereof (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) after obtaining written notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnification provided for in Section 11.1 or 11.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would result in an interruption or disruption of its business of the Indemnified Party or any material part thereof. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to conduct its defense.

11.4	Inclusions/Exclusions for Indemnification. For purposes of this Agreement, the indemnification, defense and hold harmless obligations, when referring to a corporation, shall also refer to and include the shareholders, officers, directors, employees, agents, and representatives, and each and all thereof, and their respective successors and assigns (and the same shall be true for a limited liability company and the general partner of a limited partnership), except to the extent that such indemnification, defense and hold harmless obligation is specifically excluded, pursuant to the terms of this Agreement, or it is apparent by reason of syntax and context that such exclusion is appropriate and applicable. Reference to an individual entitled to indemnification, defense and hold harmless obligation shall include such individual, and his heirs, legal representatives, trustees, successors, and assigns, and each and all thereof, except as otherwise required to be paid by Purchaser pursuant to Sections 11.1 or 11.2; or (iv) any claim against, or liability of, the Corporation (subsequent to closing), or the Seller, which accrued either prior to or subsequent to the closing, to the extent same was either accrued or reserved against in the Interim Financial Statements, or disclosed in any Schedule to this Agreement.

11.5	Default of Indemnification Obligation. If an Indemnifying Party, as above provided, shall fail to assume an obligation to defend under 11.3, then the Indemnified Party shall have the right, but not the obligation, to assume and maintain such defense (including reasonable and necessary counsel fees and costs of any suit related thereto) and any settlement or pay any judgment or verdict as the Indemnified Party deems necessary or appropriate in the Indemnified Party’s sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable and necessary attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation, up to any maximum liability provided in Section 11.1, and same shall constitute an additional obligation of the Indemnifying Party, under this Agreement, which will bear interest two (2) points above “Base Rate” of U.S. Bank, National Association, Minneapolis, Minnesota until paid in full.

12.	GENERAL PROVISIONS

12.1	Waiver. No waiver by any party of any default or non-performance shall be deemed a waiver of any subsequent default or non-performance, and no waiver of any kind shall be effective unless set forth in writing and signed by the party against whom such waiver is to be charged.

12.2	Partial Invalidity. If any provision of this Agreement shall for any reason be invalid, unenforceable or void, the provision which is so invalid, unenforceable or void shall not impair or invalidate any of the other provisions of this Agreement, which shall be enforced in accordance with their respective terms.

12.3	Binding Effect. This Agreement shall be binding upon, and the benefits and obligations provided for in this Agreement shall inure to, Purchaser, Seller, and the respective heirs, legal representatives, successors and assigns of Purchaser and Seller and where applicable, the Landlord and the Corporation.

12.4	Notice. Any notice required or permitted to be given under this Agreement shall be in writing and, except as expressly provided otherwise shall be effective three (3) days after deposit in the United States mail via both regular and certified mail, or on the day of actual receipt by either personal delivery or telecopy transmission, as the case may be, if addressed as follows:

If to the Corporation:	Classic Affairs, Inc.
(Prior to Closing Date)	Dain Bosworth Plaza, Suite 2540
60 South Sixth Street
Minneapolis, MN 55402
Fax: (612) 339-8922

Copy to:	Moss & Barnett, A Professional Association
(For Seller and	4800 Wells Fargo Center
the Corporation	90 South Seventh Street
Prior to Closing)	Minneapolis, MN 55402-4129

Attn: Christopher D. Stall, Esq.
Phone: (612) 877-5279
Fax: (612) 877-5999
Email: stallc@moss-barnett.com

If to Seller:	Robert W. Sabes
c/o Robert W. Sabes Enterprises
60 South Sixth Street
Suite 2540 - Dain Rauscher Plaza
Minneapolis, MN 55402
Fax: (612) 339-8922

Email: rwsabes@hotmail.com

If to Purchaser:	VCG Holding Corp.
(subsequent to the	390 Union, Suite 590
Closing Date)	Lakewood, CO 80228
Attention: Troy Lowrie, Chief Executive Officer

Copy to:	Allan S. Rubin, Esq.
(For Purchaser and	Draper, Rubin, & Shulman PLC
the Corporation	29800 Telegraph Road
after the Closing	Southfield, Michigan 48034
Date)	Phone: 248.358.9400
Fax: 248.358.9729
Email: allan@draper-rubin.com

or such other address and/or telecopy transmission number as one party may provide by written notice to the others from time to time.

12.5

Assignment. Except as provided in Section 12.5 Seller’s written consent shall be required for any assignment of Purchaser’s rights under this Agreement which consent shall be subject to Seller’s sole and absolute discretion. Any attempted assignment, except with Seller’s prior written consent, shall be ineffective and shall constitute a default under this Agreement. Notwithstanding any permitted assignment hereunder, Purchaser shall remain, together with any assignee, liable for all obligations of Purchaser under this Agreement, the Note and the Collateral Agreements. Purchaser represent, warrant and certify to Seller that Purchaser has not assigned, transferred or encumbered or agreed to assign, transfer or encumber, directly or indirectly, all or any portion of its rights or obligations under this Agreement. In the event Seller approves an assignment,

Purchaser or the assignee shall pay to Seller for each such permitted assignment or designation of another purchaser, administrative and attorneys’ fees not to exceed Five Thousand Dollars ($5,000.00) if not requested by Purchaser at least fifteen (15) days prior to the Closing Date, except is assigned to a direct affiliate/related entity of Purchaser, for which no fee will be required.

12.6	Headings. The headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

12.7	Entire Agreement. This Agreement, the Note, and the Collateral Agreements supersede and cancel any prior agreements, representations, warranties, communications or understandings, whether oral or written, among the parties hereto relating to the transactions contemplated in this Agreement or the subject matter herein, except as set forth in Section 6.1, with respect to the Letter of Intent.

12.8	Amending. Neither this Agreement nor any provision hereof may be changed, waived, discharged, amended, revised or terminated unless any of the foregoing are evidenced by a writing executed and dated by each of the parties.

12.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10	Time of Essence. Time is of the essence in this Agreement.

12.11	Survival of Terms. Where the context of a term, condition, warranty and/or covenant creates an obligation, liability or both, that would or could arise after the expiration or termination of the indebtedness of Purchaser evidenced by the Note but other obligations of Purchaser and/or Seller nonetheless continue for the benefit of Seller, then such terms and conditions shall remain in full force and effect and may be enforceable pursuant to the terms of conditions provided in this Agreement.

12.12	Third Party Beneficiary. To the extent rights and/or remedies in favor of Landlord, are referenced in the Agreement, then Landlord, and its successors and assigns shall be deemed a third party beneficiary with the right to enforce at law or in equity, such rights and entitlements as are herein provided.

12.13	Schedules. Any Schedules not attached hereto on day of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such Schedule, upon their respective acceptance of its terms, conditions and/or form. All Schedules attached hereto are incorporated herein by reference, and all blanks in such Schedules, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

12.14	Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, he or it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement, the Note and the Collateral Agreements.

12.15	Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same, unless otherwise provided herein to the contrary.

12.16	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

12.17	Materiality. When an item in this Agreement is designated as “material,” such item shall be deemed “material” even though individually it may not be material, or even though the individual adverse effect on the assets or business of Seller may not be material, if the liability, loss, damage or injury (including all reasonable costs and expenses related thereto) arising from any misrepresentation or other breach under this Agreement in connection with such item and any other item or items (regardless of their designation as material) are in the aggregate material. Once all such items in the aggregate are so deemed material, thereafter any liability, loss, damage or injury (and related expenses) arising from any misrepresentation or breach in connection with any item shall be deemed material and shall be deemed to have a material adverse effect on the assets or business of Seller.

12.18	Definitions.

12.18.1	“City of Minneapolis”. Any reference in this Agreement to the “City of Minneapolis” shall mean and refer to Minneapolis, Minnesota.

12.18.2	“Knowledge”. An individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter; or (ii) a reasonably prudent individual actively involved in the Corporation could be expected to discover or otherwise become aware of such fact or other matter in the normal course of conducting business.

12.18.3	“Material Adverse Effect”. Material Adverse Effect shall mean in connection with any party, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, Business, operations, results of operations or prospects of such party, taken as a whole

12.18.4	“Ordinary Course of Business”. Ordinary Course of Business shall be deemed to have been taken in the Ordinary Course of Business only if (i) such action is consistent with the past practices of the individual or entity taking such action and is taken in the ordinary course of the normal day-to-day operations of such individual or entity, and (ii) such action is not required to be authorized by the Board of Directors of the entity taking the action and does not require any other separate or special authorization of any nature.

12.18.5	“Threatened”. Threatened shall mean a claim, proceeding, dispute, action or other matter which will be deemed to have been “threatened” if any demand or statement has been made in writing or any notice has been given in writing, or if any other event has occurred, or any other circumstances exist that would lead a reasonably prudent individual or an entity to conclude that such a claim, proceeding, dispute, action or other matter is substantially likely to be asserted, commenced, taken or otherwise pursued in the future.

12.18.6	“S-Distribution”. S-Distribution shall mean a distribution paid to Seller under Section 1368 of the Internal Revenue Code of 1986, as amended.

12.19

Attorneys’ Review. Each and all of the parties hereto acknowledge that he or it have had the opportunity to be advised by attorneys of their own choice. Each of the parties hereto acknowledges that this Agreement is a result of an arms’ length negotiation, and in the event any term or condition of this Agreement is placed before a trier of fact, all of the parties hereto instruct such trier of fact to avoid any rule of construction whereby any such term or condition would be construed against the party that was the drafter of the Agreement, inasmuch as the Agreement is a result of negotiations that have transpired between the parties, and reflects their joint agreements and compromises with respect to the terms and conditions herein set forth.

12.20	Preservation of and Access to Records. All books and records of the Corporation shall be preserved by Purchaser for a period of seven (7) years after the Closing Date; provided, however, Purchaser may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent shall not be unreasonably withheld. Such records shall be made available to Seller and his representatives at all reasonable times during normal business hours of Purchaser during said seven-year period with the right at their expense to make copies thereof. Purchaser may return such records to Seller at any time and Purchaser’ obligation to preserve or make available such records shall thereupon terminate.

12.21	Cooperation. The parties hereto shall cooperate with each other in all respects, including using their best efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated. Without limiting the generality of the foregoing (i) Seller will vote all of his stock in the Corporation in favor of the consummation of the transactions contemplated hereby, and (ii) Purchaser agrees to vote all of its stock in the Corporation in favor of the consummation of the transactions contemplated under this Agreement and the Collateral Agreement.

12.22	Public Announcements. The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by Seller and Purchaser prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate. Subsequent to the Closing Date, Purchaser may make such announcements and/or advertisements as Purchaser, in its sole discretion, deem necessary to all customers and/or potential customers and suppliers of the Business. Purchaser may also make any announcement or public filing necessary to comply with the Rules of the Security Exchange Commission (“SEC”), any governmental agency, of the Rules of any public exchange on which purchasers stock is traded.

12.23	Number and Gender. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

12.24	Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. Any word or phrase which is capitalized as a term of art not specifically defined in this Agreement shall have the meaning defined in this Agreement.

12.25	Relationship of the Parties. The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

12.26	Confidentiality. The parties hereto shall not disclose any of the material terms of this Agreement or any information obtained in due diligence documents (except to the extent as may be required by law or as required by the applicable title company or the officers, directors, partners and employees of the parties hereto in the ordinary course of business) without the prior written consent of the other party. Notwithstanding the above, Purchaser may release information necessary to comply with the Rules of the Security Exchange Commission (“SEC”), any governmental agency, of the Rules of any public exchange on which purchasers stock is traded, as well as any court/agency ordered process, provided Seller is given notice of such disclosure.

12.27	Governing Law; Jury Trial.

12.27.1	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO THE CONFLICT OF LAWS, PRINCIPLES THEREOF AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. PURCHASER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS IN HENNEPIN COUNTY, MINNESOTA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SELLER AND PURCHASER AND/OR BETWEEN THE CORPORATION AND THE LANDLORD PERTAINING TO THIS AGREEMENT OR ANY OF THE COLLATERAL AGREEMENTS, THE NOTE AND THE OPTION AND SALE AND PURCHASE OF REAL ESTATE, AND THE AMENDED AND RESTATED REAL ESTATE LEASE OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE COLLATERAL AGREEMENTS OR OTHER AGREEMENTS REFERENCED WITHIN THIS AGREEMENT; PROVIDED, SELLER MAY BRING SUIT OR TAKE OTHER ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SELLER OR THE LANDLORD OR, IF APPLICABLE, THE CORPORATION.

12.27.2	JURY TRIAL. SELLER AND PURCHASER AND THE LANDLORD WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN SELLER AND PURCHASER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE COLLATERAL DOCUMENTS OR OTHER AGREEMENTS REFERENCED IN THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, THE OPTION AND SALE AND PURCHASE OF REAL ESTATE, AND THE AMENDED AND RESTATED REAL ESTATE LEASE AND ANY OF THE TRANSACTIONS RELATED TO ANY OF THE FOREGOING.

12.28	Acceptance. The mailing, delivery, or negotiation of this Agreement and Schedules shall not be binding, nor shall either party have any obligations or liabilities, or any rights with respect thereto until this Agreement has been executed and delivered by all parties to the Agreement. Until such execution and delivery, either party may terminate all negotiations and discussion of the subject matter of this Agreement, without cause and for any reason, without recourse or liability. The parties agree that this Agreement may be executed and delivered without and/or all of the Schedules attached but with the understanding any omitted Schedules will be subsequently attached after initialing and dating by each party. In such event, the omitted Schedule shall be deemed to have been delivered the date of execution of this Agreement.

12.29	Recitals. The Recitals set forth above are incorporated into the body of this Agreement by reference as though fully set forth.

12.30	Treatment of Letter of Intent. The Parties entered into a Letter of Intent dated January 3, 2007 setting forth certain terms with respect to the transaction contemplated by this Agreement, which Letter of Intent, except for Sections 11, 12, 13 and 14, is superseded by the terms of this Agreement. Paragraphs 11, 12, 13 and 14 shall survive until this Agreement is closed and the instruments herein referenced are executed and delivered; thereafter, Paragraphs 11, 12, 13 and 14 shall be superseded by this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

PURCHASER:		SELLER:

VCG HOLDING CORP.

By:	/s/ Troy Lowrie	/s/ Robert W. Sabes
	Troy Lowrie	Robert W. Sabes
Its:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement between VCG Holding Corp. and Robert W. Sabes.]